SETTLEMENT AGREEMENT
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     This Agreement (this "Agreement") is dated ________ day of September, 2002, by and between PLM WORLDWIDE LEASING CORP. ("PLM")and VARIG S.A. (VICAO AEREA RIO-GRANDENSE) ("Varig").
                               W I T N E S S E T H
                               -------------------
     WHEREAS, PLM as owner and lessor, and Varig, as lessee, entered into an aircraft lease agreement (GF-VII) dated September 10, 1996 covering one Boeing Model 737-200 Aircraft 21007/PP-VML equipped with a Pratt and Whitney Model JT8D-17A Engine. PLM and Varig subsequently entered into a written Amendment of this Lease on or about September 30, 1999; and

WHEREAS, PLM as owner and lessor, and Varig, as lessee, entered into an aircraft lease agreement (IF-I) dated September 10, 1996 covering four Boeing Model 737-200 Aircraft 21005/PP-VMJ, 21000/PP-VME, 21017/PP-CJT, 21012/PP-CJN equipped with a Pratt and Whitney Model JT8D-17A Engines. PLM and Varig subsequently entered into a written Amendment of this Lease on or about September 30, 1999; and

WHEREAS, PLM as owner and lessor, and Varig, as lessee, entered into an aircraft lease agreement (GF-V) dated September 10, 1996 covering three Boeing Model 737-200 Aircraft 21003/PP-VMH, 21008/PP-VMM, 21009/PP-VMN equipped with a Pratt and Whitney Model JT8D-17A Engine. PLM and Varig subsequently entered into a written Amendment of this Lease on or about September 30, 1999. The three Aircraft Leases and the Amendments thereto are referred to collectively herein as the "Leases" or the "Aircraft Leases;" and

WHEREAS, PLM sued Varig to recover past due sums under the above-described Leases, Case No. 02-06116 CA 21 in the Circuit Court of the 11th Judicial Circuit, in and for Miami-Dade County, Florida (the "Lawsuit");

WHEREAS, PLM and Varig wish to resolve all the claims relating to the afore-described Leases, the parties agree to the following terms:

     1.     LEASE  TERM  FOR  THE  AIRCRAFT.
          A. The terms for the Leases for the following four aircraft shall extend through and include March 31, 2003: 21000/PP-VME, 21009/PP-VMN, 21012/PP-CJN, 21003/PP-VMH. The monthly rental for the lease of each of these Aircraft shall be $30,000.00 per Aircraft, commencing with the first payment due on October 1, 2002 with the final payment coming due on March 1, 2003. These Aircraft shall be re-delivered to PLM on April 1, 2003 in the condition described in paragraph 2 below.

          B. The terms of the Leases for the following Aircraft shall terminate on October 31, 2002: 21003/PP-VMH, 21008/PP-VMM, 21009/PP-VMN. After October 31, 2002, Varig shall store and continue to insure these Aircraft until the earlier of either (i) March 31, 2003, or (ii) PLM requests Varig to return the Aircraft upon thirty (30) days written notice by PLM to Varig. These aircraft shall be returned to PLM in the condition set forth in paragraph 2 below.

2. RETURN CONDITIONS OF THE AIRCRAFT. All Aircraft will be redelivered by Varig to PLM in the same return condition required under the Leases with the following exceptions:

          A.     Airframe.     Aircraft  21000/PP-VME,  21017/PP-CJT,
                 --------
21009/PP-VMN, 21007/PP-VML and 21008/PP-VMM will be re-delivered by Varig to PLM fresh from C-check. Aircraft 21005/PP-VMJ and 21003/PP-VMH will be redelivered by Varig to PLM fresh from D-check. The Aircraft shall be painted white and shall not have open or deferred items. The Aircraft shall be returned to PLM with only reasonable wear and tear from normal usage. It is agreed that Varig will not be required to update the Aircraft to the latest FAR requirement by the Aviation Authority since October 31, 2002.

          B.     Engine  SV.     Engines  shall comply with Return Conditions on
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average.  No  engine  shall  have  less  than  2500 cycles to the next scheduled removal in which case Varig shall compensate PLM for this shortfall by paying $71.00 per hour.

          C.     Engine  LLP.     Engines shall comply with Return Conditions on
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average.  No  engine  shall  have  an average of less than 9100 cycles remaining life. Should this shortfall occur, Varig will compensate PLM on a cost per cycle basis. This will be based on a pro-ration of the LLP manufacturer list price, current cost divided by allowable life would equal the costs per cycle.

          D.     Aging.     Varig  shall  perform  the  Service  Bulletin ("SB")
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tasks,  which  can be performed on a best effort basis during upcoming checks on all the Aircraft. During the checks on 21005/PP-VMJ and 21003/PP-VMH the Aging work will be terminated on a best effort basis. This may leave an adjustment in favor of PLM, which shall be calculated as per the man-hours listed in Schedule "A" hereto multiplied by a man-hour rate of $45.00. Varig shall provide the required parts/kits for specific SBs, or compensation equaling the current list price from the manufacturer.

          E.     Airworthiness  Directives.     Airworthiness Directives ("ADs")
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shall be cleared for a period terminating three months after the redelivery date by Varig to PLM, except that ADs issued on a date after this agreement that has a termination or due date that falls into the three months after the redelivery date will be for the account of lessor.

          F.     Time  Controlled  Components. Varig will return time controlled
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components  in  compliance  with  lease  return  provisions.

          G.     Varig  Mods.     In  each  case Varig offers to leave GPS (with
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STC)  in Aircraft at the cost of $60,000.00 and STC for 37,000 feet operation at the cost of $20,000.00 and such amounts shall be offset against the next due payment from Varig.

          H.     Paint.     PLM  is  to compensate Varig for painted liveries at
                 -----
the rate of $25,000.00 per Aircraft (except for complex or full liveries) and such amount shall be offset against the next due payment from Varig.

     3.     PAYMENT.

          A. In lieu of the monthly rental payments set forth in the Leases and in addition to the monthly payment amounts set forth in Paragraph 1 above, Varig shall pay to PLM $9,079,500.00, payable together with five percent (5%) interest, with an initial payment of $223,358.75, followed by twenty-three (23) equal monthly installments of $406,358.75. Varig's initial payment of $223,358.75 shall be due upon the signature of this Agreement by both parties.

          B. Varig shall also pay to MILPI, LLC ("MILPI") $183,000.00 as compensation for the time spent by MILPI's executive officers in connection with the negotiation and execution of this Agreement. This payment shall be due upon the signature of this Agreement by both parties.

          C. PLM shall off-set any funds it has garnished in the lawsuit against Varig's last payment due. Varig agrees to cooperate with PLM and to sign any necessary papers to facilitate PLM's obtaining any garnished monies.

          D. Varig shall pay PLM $___________, representing PLM's legal fees and expenses incurred due to Varig's default under the Leases.

     4. ADDITIONAL VARIG OBLIGATIONS. Varig shall make available to PLM or PLM's agents seven (7) first class round-trip tickets from New York, London or Miami to Brazil.

5. DEFAULT. In the event that Varig fails to timely make any of the settlement payments set forth above or any other payments set forth in the
Leases:

          A. PLM shall immediately be entitled to file a lawsuit in any court in any state in the United States or in any court in Brazil without prior notice to Varig (PLM may also re-open the existing Lawsuit in order to obtain a final judgment). The parties agree that PLM shall be entitled to the immediate entry of a final judgment, in the form attached hereto as Exhibit "A" (the "Final Judgment"), in the amount of $10,879,899.92, representing all past due and future sums due under the Leases, less any payments that Varig has made after the signing of this Agreement, plus any additional legal fees and expenses incurred by PLM as a result of Varig's default under this Agreement or under the Leases. PLM shall be entitled to this relief by filing a Motion for Entry of Final Judgment along with an Affidavit of Counsel, in the form attached hereto as Exhibit "B" (the "Affidavit"), setting forth Varig's default. Varig waives any and all defenses it may have with the exception of payment (i.e. that it is has paid the amounts alleged to be unpaid).

          B. PLM shall immediately be entitled to apply the Security Deposits to the outstanding balance owed by Varig to PLM under this Agreement and/or under the Leases.

          C. The applicable interest rate on any balance owed by Varig to PLM under this Agreement or under the Leases shall be 18% per annum for the period following Varig's default.

     6. RETURN OF SECURITY DEPOSITS. Upon Varig's timely completion of all of its obligations under this Agreement and under the Leases, PLM shall return the Security Deposits to Varig.

     7. DOMESTICATION OF FINAL JUDGMENT. In the event that PLM seeks to domesticate a final judgment, including the Final Judgment, entered in its favor in a different state or country, Varig consents to and hereby waives any objection, to the domestication of such a judgment in any state in the United
States  or  in  any  other  country,  including,  without  limitation,  Brazil.

8. DISMISSAL OF LAWSUIT AND RETENTION OF JURISDICTION. The parties agree and stipulate that upon Varig's payment of the first monthly installment due hereunder and PLM's receipt of all of the garnished monies garnished to date, the parties shall file a Joint Stipulation for Dismissal of this Lawsuit. The parties agree that the Court shall retain jurisdiction to enforce the terms of this Agreement. The parties explicitly agree that in the event that Varig defaults in the timely payment of any sums due hereunder, PLM may re-open this Lawsuit to enforce whatever remedies it may have.

9. RELEASES. Upon Varig's fulfillment of all of its duties and obligations set forth herein as well as those set forth in the Leases, the parties shall exchange reciprocal releases, in a form attached hereto as Exhibit "C."

10. FLORIDA LAW. Notwithstanding any contrary provisions contained within the Leases, this Agreement shall be governed by and construed in accordance with laws of the State of Florida and may be enforced in any court in the United States or in Brazil.


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11.     EFFECTIVENESS  OF THE LEASES.  Except as modified in this Agreement, the
Leases described above shall remain in full force and effect. In the event of a conflict between any term of the Leases and this Agreement, the term in this Agreement shall be controlling.

WE  HEREBY  AGREE  to  each  of  the  foregoing  terms.

PLM  WORLDWIDE  LEASING  CORP.          VARIG, S.A. (VIACAO AEREA RIO-GRANDENSE)
ALSO  KNOWN  AS  VARIG  BRAZILIAN  AIRLINES,  A  BRAZILIAN  CORPORATION
By:_______________________________          By:_________________________________

Its:_______________________________        Its:_______________________________

Date:_____________________________        Date:______________________________